EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Troy Financial Corporation

We  consent  to  incorporation  by  reference  in  the  following   registration
statements:

   File No. 333-94061 on Form S-8, and
   File No. 333-43260 on Form S-8

of Troy Financial Corporation of our report dated November 17, 2000, relating to the consolidated statements of condition of Troy Financial Corporation and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 2000, which report appears in the September 30, 2000 Annual Report on Form 10-K of Troy Financial Corporation.


/s/ KPMG LLP


Albany, New York
December 27, 2000